Exhibit 8.1

Subsidiaries of REE Automotive Ltd.

REE Automotive USA Inc. (United States)
REE Automotive UK Limited (United Kingdom)*
REE Software UK Ltd (United Kingdom)*
REE Automotive GmbH (Germany)
REE Automotive Japan, K.K. (Japan)

*On May 1, 2026, REE Automotive UK Limited commenced an administration process in the United Kingdom in connection with its corporate wind down. In connection therewith, REE established REE Software UK Ltd, a newly organized entity in the United Kingdom. For further information, see Item 5.A. under the section titled “United Kingdom Administration”.